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                      [UNITEDAUTO GROUP, INC., LETTERHEAD]



                                                                    EXHIBIT 99.1
Press Release

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Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations

           201-325-3303                         313-592-5365                         313-592-5266

           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com
           ------------------------             ---------------------                --------------------------
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FOR IMMEDIATE RELEASE

              UNITEDAUTO CREDIT FACILITY INCREASED BY $250 MILLION

DETROIT, MI, November 15, 2001 - United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced today the completion of a $250 million increase in its revolving credit facility. The $250 million increase will expand the current revolving credit capacity of the Company from $700 million to $950 million.

Chairman Roger S. Penske said, "We are extremely pleased to have negotiated this increase in our revolving credit facility. The increase provides additional support to our strategic goal of strong organic growth, as well as capital for future acquisitions. We are well positioned to meet our business objectives as we move into 2002 and beyond."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 125 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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